Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ginkgo Bioworks Holdings, Inc. for the registration of 5,283,679 shares of its Class A common stock and to the incorporation by reference therein of our reports dated March 13, 2023, with respect to the consolidated financial statements of Ginkgo Bioworks Holdings, Inc., and the effectiveness of internal control over financial reporting of Ginkgo Bioworks Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 23, 2023